Exhibit 99.1

LBI Media Announces the Hiring of Chief Financial Officer

Burbank, CA – April 21, 2006 – LBI Media, Inc. (the “Company”) announces the hiring of William S. Keenan as its Chief Financial Officer. Mr. Keenan will join the Company on May 3, 2006. Lenard Liberman, the Company’s current Chief Financial Officer, will resign at that time and continue as the Company’s Executive Vice President and Secretary.

Prior to joining LBI Media, Mr. Keenan served as Acting Chief Financial Officer at TVN Entertainment Corporation, a video-on-demand content solutions company. Prior to TVN, Mr. Keenan served as Chief Operating Officer and Chief Financial Officer of Casino and Gaming Television from October 2003 to December 2005. Since August 2003, Mr. Keenan has been a partner in Spun.com, Inc., an Internet site that allows for the exchange of CDs, DVDs and games, and was the Chief Executive Officer from November 1999 to August 2003. From August 1988 to July 1999, Mr. Keenan served as Senior Vice President and Chief Financial Officer of E! Entertainment Television (formerly Movietime Channel). Mr. Keenan began his career as an auditor at Deloitte and Touche, leaving as an audit manager. Mr. Keenan received his Bachelor of Arts, Economics degree from the University of California at Los Angeles.

“I am very pleased to welcome Bill to LBI Media,” said Lenard Liberman, the Company’s Executive Vice President. “I am highly confident that Bill’s wealth of business and financial experience, including his prior experience as a chief financial officer for other companies, will be a tremendous asset to LBI Media.”

About LBI Media

LBI Media is one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. The Company owns sixteen radio stations and four television stations serving the Los Angeles, CA, Houston, TX, Dallas-Ft. Worth, TX and San Diego, CA markets. The Company also owns a television production facility in Burbank, CA.

FORWARD LOOKING STATEMENTS

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of the Company’s radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words,

“believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the Company’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see LBI Media, Inc.’s recent public filings for information about these and other risks that may affect the Company. The Company undertakes no obligation to update or revise the information contained herein because of new information, future events or otherwise.